Exhibit 5.1

April 20, 2004

The Board of Directors of Each of
     GrafTech International Ltd.
     GrafTech Finance Inc.
     GrafTech Global Enterprises Inc.
     UCAR Carbon Company Inc.
     UCAR Carbon Technology LLC
     UCAR International Trading Inc.
     c/o GrafTech International Ltd.
     1521 Concord Pike
     Brandywine West, Suite 301
     Wilmington, Delaware 19803

Ladies and Gentlemen:

        We have acted as special counsel to GrafTech International Ltd., a Delaware corporation (“GrafTech”) and the issuer of the Debentures (as defined below), GrafTech Finance Inc., a Delaware corporation (“Finance”), GrafTech Global Enterprises Inc., a Delaware corporation (“Global”), UCAR Carbon Company Inc., a Delaware corporation (“Carbon”), UCAR Carbon Technology LLC, a Delaware limited liability company (“Technology”), and UCAR International Trading Inc., a Delaware corporation (“Trading”, and together with Finance, Global, Carbon and Technology, the “Guarantors”), in connection with the filing by GrafTech and the Guarantors (collectively, the “Registrants”) with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of up to $225,000,000 aggregate principal amount of GrafTech’s 1?% Convertible Senior Debentures (the “Debentures”) and the shares (the “Shares”) of GrafTech’s common stock, par value $0.01 per share, issuable upon conversion thereof by the selling security holders listed in the prospectus that forms a part of the Registration Statement (the “Prospectus”). The Debentures were issued pursuant to an Indenture dated January 22, 2004 among the Registrants and U.S. Bank National Association, as Trustee (the “Indenture”). The Debentures are guaranteed on a senior unsecured basis (the “Guarantees”) by the Guarantors as provided in the Indenture. The Registration Statement was filed with the SEC pursuant to the Resale Registration Rights Agreement dated January 22, 2004 among the Registrants and the initial purchasers of the Debentures, for whom J.P. Morgan Securities Inc. acted as representative (the “Registration Rights Agreement”). As such counsel, you have requested our opinion as to the matters described herein.

        We have examined the Certificate or Articles of Incorporation (or equivalent thereof) and By-Laws (or equivalent thereof) of each of the Registrants, in each case as amended and restated through the date hereof; minutes of the corporate proceedings of each of the Registrants through the date hereof, in each case as made available to us by officers of each of the Registrants; an executed copy of the Registration Statement and all exhibits thereto, in the form filed with the SEC; a copy of the Prospectus; executed copies of the Indenture, the Registration Rights Agreement and the Rights Agreement dated August 7, 1998 between GrafTech and Computershare Investor Services, LLC, as amended (the “Rights Agreement”), as made available to us by officers of GrafTech; specimens or forms of the certificates evidencing the Debentures, the Shares and the rights issuable under the Rights Agreement; and such matters of law deemed necessary by us in order to deliver this opinion. We have assumed, without independent verifying or having any duty to verify, that all agreements mentioned herein have been duly authorized, executed and delivered by all parties thereto (other than GrafTech and its subsidiaries) and are enforceable. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the legal capacity of all natural persons. As to certain factual matters, we have relied upon information furnished to us by officers of the Registrants.

        This opinion is subject to the following additional limitations and qualifications:

(a)     We express no opinion concerning any law of any jurisdiction other than (i) the laws of the States of New York and Connecticut, (ii) the federal laws of the United States of America and (iii) as to the organization, existence, good standing and corporate authority of GrafTech, Global, Finance, Carbon and Trading, the General Corporation Law of the State of Delaware and, with respect to Technology, the Limited Liability Company Act of the State of Delaware.

(b)     We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

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        Based on the foregoing and solely in reliance thereon, it is our opinion that:

    1.        The Debentures constitute legal, valid and binding obligations of GrafTech, enforceable in accordance with their terms.

    2.        The Guarantees constitute legal, valid and binding obligations of each of the Registrants, respectively, enforceable in accordance with their terms.

    3.        The Shares have been duly authorized and reserved for issuance upon conversion of the Debentures in accordance with their terms, and the Shares, when issued upon such conversion, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.

                             Very truly yours,

KELLEY DRYE & WARREN LLP By: /s/ M. Ridgway Barker —————————————— A Partner

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